Exhibit 99.1

TTEC Announces New Chief Financial Officer, Kenny Wagers

Tenured global finance and operational leader to join senior executive leadership team

DENVER, February 15, 2024 -- TTEC Holdings, Inc. (NASDAQ:TTEC), a leading global CX (customer experience) technology and services innovator for AI-enabled CX with solutions from TTEC Engage and TTEC Digital, today announced Kenneth “Kenny” R. Wagers III has been named TTEC’s Chief Financial Officer, effective March 1, 2024.

Wagers joins TTEC with a strong background in finance, operations, and supply chain management across large-scale multinational organizations spanning three decades. Prior to joining the company, he held senior executive level finance and operations positions at several Fortune 500 companies including UPS, XPO Logistics, and Amazon.

“We are thrilled that Kenny will join us in March as our new CFO,” commented TTEC Chairman and CEO Ken Tuchman. “It’s a dynamic time in the customer experience technology and services market and Kenny brings a unique combination of financial acumen and operational expertise. Through his diverse experiences in hands-on leadership roles at both large corporations and entrepreneurial ventures, he has cultivated an impressive skillset including spearheading complex operational transformations and significant cost optimization initiatives.”

Tuchman continued, “I’m excited to have Kenny work with our entire Executive Leadership Team to accelerate growth and profitability across our business segments. We’d like to thank Francois Bourret for his contributions as our interim CFO over the past year. He will continue to be a valued member of our leadership team as TTEC’s Chief Accounting Officer.”

About TTEC

TTEC Holdings, Inc. (NASDAQ:TTEC) is a leading global CX (customer experience) technology and services innovator for AI-enabled digital CX solutions. Serving iconic and disruptive brands, TTEC's outcome-based solutions span the entire enterprise, touch every virtual interaction channel, and improve each step of the customer journey. Leveraging next-gen digital and cognitive technology, the company's Digital business designs, builds, and operates omnichannel contact center technology, conversational messaging, CRM, automation (AI/ML and RPA), and analytics solutions. The company's Engage business delivers digital customer engagement, customer acquisition and growth, content moderation, fraud prevention, and data annotation solutions. Founded in 1982, the company's singular obsession with CX excellence has earned it leading client NPS scores across the globe. The company's 64,400 employees operate on six continents and bring technology and humanity together to deliver happy customers and differentiated business results. To learn more visit us at https://www.ttec.com.